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                                                                     EXHIBIT 5.1

June  18, 2004

Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, Minnesota 55305

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted on behalf of Lakes Entertainment, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 5,500,000 shares of Common Stock, $.01 par value, issued or to be issued by the Company (the "Shares"), 5,000,000 shares of which are pursuant to the terms of the Company's 1998 Stock Option and Compensation Plan; and 500,000 shares of which are pursuant to the terms of the Company's 1998 Director Stock Option Plan (collectively, the "Plans"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

      1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

      2. The Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Maslon Edelman Borman & Brand, LLP